Exhibit 99.1

News Release

For information contact:
C. Brian Strickland	Lauren Harris
EVP, CFO, Treasurer & Corporate Secretary	Vice President, Marketing & Communications
(407) 650-1510	(407) 650-1205

CNL Hotels & Resorts Sells Lake Lanier Resort Assets for Net Gain of $12.4 million

(ORLANDO, Fla.) August 30, 2005 - CNL Hotels & Resorts, Inc., the nation’s second largest hotel real estate investment trust, announced today it has sold its assets at Lake Lanier Islands Resort to LLI Management Company, LLC (LLIMC) for a total of $24.5 million and a net gain of $12.4 million. The sale includes $13 million in cash and the assumption of an $11.5 million leasehold obligation.
CNL Hotels & Resorts expects to use the proceeds from the sale primarily to retire existing long-term debt and may also use the proceeds for selective future acquisitions of luxury resorts and upper-upscale properties.
“This transaction furthers our strategy to focus on recycling capital through the selective disposition of non-strategic assets, now totaling $498 million in sales year-to-date,” stated Thomas J. Hutchison III, CEO of CNL Hotels & Resorts. “We are pleased to complete this transaction with Atlanta-based LLIMC, a resort enterprise of the Virgil R. Williams family.”
The 1,041-acre Lake Lanier Islands Resort, located just north of Atlanta, includes the 216-room Emerald Pointe Resort, the 30-villa LakeHouses on Lanier, the 254-room Renaissance PineIsle Resort and Golf Club, a summertime beach and water park, an 18-hole golf course, an equestrian center and the Harbor Landing marina. CNL Hotels & Resorts purchased the property through its acquisition of KSL Recreation Corp. in July 2004, and subsequently acquired the Renaissance PineIsle Resort prior to closing the sale with LLIMC.

About CNL Hotels & Resorts, Inc.
CNL Hotels & Resorts, Inc. owns one of the most distinctive portfolios in the lodging industry. With a focus on luxury resorts and upper-upscale properties, the company has nearly $6 billion in total assets with 99 hotels and resorts across North America that operate under independent brands and corporate brands such as Marriott, Hilton and Hyatt. For more information, please visit www.cnlhotels.com.
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Safe Harbor Statement

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the federal securities laws and regulations. These forward-looking statements are based on current expectations, estimates and projections about future events, including, but not limited to, the expected use of proceeds from such sale. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CNL Hotels & Resorts, Inc. (the “Company”) to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements. These risks are discussed in the Company’s SEC filings, including its annual report on Form 10K for year ended December 31, 2004, as amended. The Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.